                                     INDEX

SECTION                                      PAGE
-------------------------------------------------
RIDER TO ACCELERATE BENEFITS FOR
PAYMENT OF QUALIFIED LONG TERM
CARE SERVICES DUE TO CHRONIC ILLNESS          1

BENEFITS
     Care Coordinator                         2
     Eligibility for the Payment
       of Benefits                            3
     Payment of Benefits                      4
     Elimination Period                       4
     Benefit Date                             4
     Benefit Amount                           5
     Monthly Benefit Limits                   5

QUALIFIED LONG TERM CARE SERVICES
     Maintenance or Personal Care
       Services                               6
     Plan of Care                             6
     Nursing Facility                         7
     Assisted Living Facility                 8
     Home Health Care Agency                  8
     Adult Day Care Center                   10
     Exclusions                              10

EFFECT ON POLICY VALUES
     Monthly Benefit Ratio                   11
     Impact on Policy Values                 11
     Impact on Other Riders                  12

COST OF THIS RIDER
     Monthly Cost of Insurance Charges       12
     Waiver of Monthly Deductions            12
     Unintentional Lapse                     13
     Reinstatement                           13

ADMINISTRATION OF BENEFIT PAYMENTS
     Election                                13
     Proof of Eligibility for the Payment
       of Benefits                           14
     Proof of Continuing Eligibility         14
     Appeal of Accelerated Care Benefit
       Administration                        14

GENERAL TERMS
     Consideration                           15
     Time Limit on Certain Defenses          15
     Legal Requirements                      16
     Periodic Reports                        16
     Termination                             16
     Extension of Benefits                   16


9249(0201)                           - I -

RIDER TO ACCELERATE BENEFITS FOR PAYMENT OF
--------------------------------------------------------------------------------
QUALIFIED LONG TERM CARE SERVICES DUE TO
CHRONIC ILLNESS

               NOTICE TO BUYER: This coverage may not cover all the costs associated with long term care incurred by the buyer during the period of coverage. The buyer is advised to review all coverage limitations carefully.

               THIS RIDER IS NOT A MEDICARE SUPPLEMENT POLICY. If you are eligible for Medicare, you should review the Guide to Health Insurance for People with Medicare available from your agent. Neither the Company or its agents represent Medicare, the federal government, or any state government.

               THIRTY DAY RIGHT TO REVIEW THIS RIDER: This rider, at any time within thirty days after its receipt by the Owner, may be returned in person or by mail to us or to the agent through whom it was bought. Upon such return, the rider will be deemed void as of its effective date. We will then refund any cost of insurance charges assessed for this rider.

               The issuance of this insurance coverage is based on the responses provided to the questions posed in the Supplemental Application for Long Term Care Benefits. A copy of that application is attached to and made a part of the policy. If any answers are incorrect or untrue, we have the right to deny benefits or rescind this rider coverage. It is best to clear up any questions before a claim arises. If, for any reason, any of the answers are known to be incorrect, please contact us at the address shown below.

               This rider is intended to provide federally qualified long term care insurance coverage and may qualify you for federal and state tax benefits. In addition, receipt of Accelerated Care Benefits may be a taxable event. Please consult your personal tax advisor to determine the tax status of any benefits paid under this rider.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 1

               We, National Life Insurance Company, will pre-pay all or some portion of the Death Benefit of the policy to which this rider is attached through the payment of Accelerated Care Benefits if the conditions of this rider are met.

               Accelerated Care Benefits are payable to offset a portion of the cost of Qualified Long Term Care Services incurred because the Insured is Chronically Ill. Payment of Accelerated Care Benefits will be made to the Owner during the lifetime of the Insured. Such benefits will be paid:

                    1.   upon election by the Owner; and

                    2. in lieu of payment of the full death benefit of the policy upon the death of the Insured; and

                    3.   subject to the terms of this rider.

               The effective date of this rider is the policy Date of Issue unless a later date is shown below. The Rider Face Amount is stated in the Data Section.

BENEFITS
--------------------------------------------------------------------------------

               We reserve the right to limit the amount that we will pay under this and any other Rider to Accelerate Benefits on the life of the Insured to the Acceleration Limit stated in the Data Section.

CARE
COORDINATOR

               The Care Coordinator is a Licensed Health Care Practitioner designated by us to:

                    1. assess the Insured's need for Qualified Long Term Care Services; and

                    2.   certify that the Insured is Chronically Ill; and

                    3. assist in the preparation of a Plan of Care addressing the Insured's Chronic Illness.

               A Licensed Health Care Practitioner is a medical doctor or doctor of osteopathy within the definition of Section 1861(r)(1) of the Social Security Act, a registered professional nurse, or a licensed social worker.

               All charges associated with the participation of the Care Coordinator in administration of a claim on this rider will be applied against the Benefit Amount, but will not be applied, in any month, against the Monthly Benefit Limits described in this rider.


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 2

ELIGIBILITY FOR
THE PAYMENT OF
BENEFITS

               The Care Coordinator must certify that the Insured is Chronically Ill for payments to be made under this rider. For the purposes of this rider, the Insured is deemed Chronically Ill if he or she:

                    1. is unable to perform (without Substantial Assistance from another individual) at least two Activities of Daily Living for at least 90 consecutive days due to a loss of functional capacity; or

                    2. requires substantial supervision by another person to protect the Insured from threats to health and safety due to his or her own Severe Cognitive Impairment.

               Substantial Assistance means Hands-on Assistance or Standby Assistance. Hands-on Assistance means the physical assistance of another person without which the individual would be unable to perform the Activity of Daily Living. Standby Assistance means the presence of another person within arm's reach of the individual that is necessary to prevent, by physical intervention, injury to the individual while he or she is performing an Activity of Daily Living (such as being ready to catch the individual if he or she falls while getting into or out of a bathtub or shower while bathing, or being prepared to remove food from the individual's throat if he or she chokes while eating).

               The Activities of Daily Living are bathing, continence, dressing, eating, toileting, and transferring.

               o Bathing means washing oneself by sponge bath, or in a tub or shower, including the task of getting into and out of the tub or shower.

               o Continence means the ability to maintain control of bowel and bladder function, or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).

               o Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

               o Eating means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously.

               o Toileting means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

               o Transferring means moving into or out of a bed, chair, or wheelchair.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 3

               Severe Cognitive Impairment means the deterioration or loss of intellectual capacity that is:

                    1. comparable to (and includes) Alzheimer's Disease and similar forms of irreversible dementia; and

                    2. measured by clinical evidence and standardized tests which reliably measure impairment in:

                         a)   short-term or long-term memory; or
                         b)   orientation to people, places, or time; or
                         c)   deductive or abstract reasoning; or
                         d)   judgment as it relates to safety awareness.

PAYMENT OF
BENEFITS

               Payment of Accelerated Care Benefits will begin following the end of the Elimination Period and our receipt of Proof of Eligibility for the Payment of Benefits. Payments, if any, will thereafter be made for expenses incurred in subsequent calendar months, according to the terms of this rider. The Monthly Benefit Limit will be adjusted on a pro rata basis for the period between the end of the Elimination Period and the start of the next calendar month.

ELIMINATION
PERIOD

               The Elimination Period is a 60-day period during which expenses are incurred for Qualified Long Term Care Services, but for which benefits will not be paid. The 60 days may but need not be consecutive, but must be completed within a period of 180 consecutive days. The expenses incurred must be those that would have been paid for under this rider had there not been an Elimination Period.

               Satisfaction of a new Elimination Period will be required if following payment of an Accelerated Care Benefit, Qualified Long Term Care Services are not incurred for a period of 180 consecutive days. Satisfaction of a new Elimination Period will not change the Benefit Date or Benefit Amount.

BENEFIT DATE

               The Benefit Date is the first day on which expenses are incurred for Qualified Long Term Care Services following the first Elimination Period satisfied under this rider.


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 4

BENEFIT AMOUNT

               If the policy's Death Benefit Option is Option B on the final day of the Elimination Period, the Death Benefit Option will automatically be changed to Option A on the Benefit Date and the Face Amount of the policy will be increased by an amount equal to the Accumulated Value of the policy on the Benefit Date.

               If the policy's Death Benefit Option is Option A on the final day of the Elimination Period, the Benefit Amount on the Benefit Date is equal to the Inflation Adjusted Rider Face Amount.

               If the policy's Death Benefit Option is Option B on the final day of the Elimination Period, the Benefit Amount on the Benefit Date will be the Inflation Adjusted Rider Face Amount plus an amount equal to the Accumulated Value of the policy on the Benefit Date times the ratio of the Inflation Adjusted Rider Face Amount to the policy Face Amount at the end of the day immediately preceding the Benefit Date.

MONTHLY
BENEFIT
LIMITS

               For a given month, benefits for Qualified Long Term Care Services provided in an Adult Day Care Center may not exceed the lesser of:

                    1. actual expenses incurred for Qualified Long Term Care Services provided in an Adult Day Care Center, minus any deductible or coinsurance amounts and any reimbursement received from Medicare (except as a secondary payor) and other government programs, excluding Medicaid; and

                    2.   the Adult Day Care Limit stated in the Data Section.

               For a given month, benefits for Qualified Long Term Care Services provided in a Nursing Facility, in an Assisted Living Facility, or by a Home Health Care Agency may not exceed the lesser of:

                    1. actual expenses incurred for Qualified Long Term Care Services provided in such facilities, minus any deductible or coinsurance amounts and any reimbursement received from Medicare (except as a secondary payor) and other government programs, excluding Medicaid; and

                    2.   the Monthly Care Limit stated in the Data Section;

               less the monthly payment made for Qualified Long Term Care Services provided in an Adult Day Care Center, as determined above.

               Monthly payment of Accelerated Care Benefits may continue until the Benefit Amount is reduced to zero.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 5

               "Medicare" refers to Title I, Part I of Public Law 89-97, as Enacted by the Eighty-Ninth Congress of the United States of America (popularly known as the Health Insurance for the Aged
               Act), as then constituted and any later amendments or substitutes thereof.

QUALIFIED LONG TERM CARE SERVICES
--------------------------------------------------------------------------------

               Qualified Long Term Care Services are necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services, which are:

                    1.   required for treatment of a Chronically Ill individual;
                         and

                    2. provided pursuant to a Plan of Care prescribed by a Licensed Health Care Practitioner; and

                    3. provided in a Nursing Facility, an Assisted Living Facility, an Adult Day Care Center, or by a Home Health Care Agency.

MAINTENANCE OR
PERSONAL CARE
SERVICES

               Maintenance or Personal Care Services include any services primarily addressing needs resulting from the Insured's Chronic Illness. Maintenance or Personal Care Services may include meal preparation, household cleaning, and other similar functions which the Chronically Ill individual is unable to perform.

PLAN OF CARE

               A Plan of Care is a written description of the Qualified Long Term Care Services appropriate to meet the needs of a Chronically Ill individual, which has been:

                    1.   prescribed by a Licensed Health Care Practitioner; and

                    2.   signed by the Licensed Health Care Practitioner; and

                    3.   approved by the Care Coordinator and us.

               The Plan of Care will identify:

                    1.   the type, frequency, and duration of services needed;
                         and

                    2. the Qualified Long Term Care Services rendered for which Accelerated Care Benefits will be paid under this rider.


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 6

NURSING FACILITY

               A Nursing Facility is a facility or a distinct part of a facility that is licensed or certified (if licensing or certification is required) in the jurisdiction in which it is operating to provide Skilled Nursing Care, Intermediate Care, or Custodial Care, or physical restoration services to assist patients to reach a degree of bodily function to permit self-care in Activities of Daily Living.

               A Nursing Facility is not a hospital or institution operated mainly for the treatment and care of:

                    1. mental, nervous, psychotic, or psychoneurotic deficiencies or disorders;
                    2.   alcoholism; or
                    3.   drug addiction.

               Skilled Nursing Care is care which requires the skill of professional personnel such as a Registered Nurse (RN) or a Licensed Practical Nurse (LPN). Skilled Nursing Care is care provided either directly by or under the supervision of these personnel.

               Intermediate Care is care that meets all of the following requirements:

                    1. Its primary function is to provide periodic professional nursing care;
                    2.   It is performed under the orders of a physician; and
                    3.   It is performed under the supervision of:

                         a)   a Registered Nurse;
                         b)   a Licensed Vocational Nurse;
                         c)   a Licensed Practical Nurse;
                         d)   a physical therapist;
                         e)   a respiratory therapist;
                         f)   a registered dietician; or
                         g) a person licensed or certified to provide Intermediate Care services.

               Custodial Care is care providing Qualified Long Term Care Services which are mainly for the purpose of meeting the Activities of Daily Living. Custodial Care may be provided by persons without professional skills or training. Such care is intended to:

                    1. maintain and support the Insured's existing level of health; and
                    2.   preserve the Insured's health from further decline.

               Custodial Care is not primarily for the Insured's own or family's convenience.

               Mental or nervous disease or disorder generally denotes one of the following:

                    1. a disease of the brain with predominant behavioral symptoms; or
                    2. a disease of the mind or personality, evidenced by abnormal behavior; or
                    3. a disorder of conduct evidenced by socially deviant behavior.

                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 7

               Mental or nervous disease or disorder includes psychosis, depression, schizophrenia, bipolar affective disorder, and those psychiatric illnesses listed in the Diagnostic and Statistical Manual for Mental Disorders of the American Psychiatric Association. Mental or nervous disease or disorder does not include Alzheimer's Disease, Parkinson's Disease, or other similar forms of senility or irreversible dementia.

ASSISTED LIVING
FACILITY

               An Assisted Living Facility is a facility engaged primarily in providing ongoing care and related services to at least ten patients in one location. An Assisted Living Facility:

                    1. is licensed, if required by the jurisdiction in which it is operating, to provide such care;

                    2. provides 24-hour-a-day care and services sufficient to support needs resulting from an ability to perform Activities of Daily Living or from a Severe Cognitive Impairment;

                    3. has employees on duty at all times who are trained and ready to provide that care;

                    4. provides 3 meals a day, accommodating any special dietary needs;

                    5. has formal arrangements for the services of a Licensed Health Care Practitioner to furnish emergency medical care;

                    6. has appropriate methods and procedures for handling and administering drugs and biologicals;

                    7. is not, other than incidentally, a home for the mentally retarded, the blind or the deaf, or a hotel or home for alcoholics or drug abusers; and

                    8. is not operated mainly for the treatment and care of mental, nervous, psychotic, or psychoneurotic deficiencies or disorders.





               As used in this rider, the term "emergency" refers to the sudden onset of an injury or sickness or an abrupt change in health status which requires immediate medical services, the lack of which presents risk of permanent damage to one's health.

HOME HEALTH
CARE AGENCY

               A Home Health Care Agency is an agency or organization which provides Home Health Care, and;

                    1.   is supervised by one or more:

                         a)   Physicians;
                         b)   Registered Nurses; or
                         c)   Licensed Social Workers; and

                    2.   keeps clinical records on all patients; and
                    3. is licensed, certified, or approved by state or local laws as a Home Health Care Agency.



National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 8

          Home Health Care is a program of professional, paraprofessional, or skilled care for medical or non-medical services provided through a Home Health Care Agency to a patient in his or her home.

          Home Health Care may include any of the following services:

               1.   nursing services provided by a:

                    a)   Registered Nurse;
                    b)   Registered Practical Nurse;
                    c)   Licensed Vocational Nurse; or
                    d)   Licensed Public Health Nurse;

               2.   Respite Care services;
               3.   physical therapy;
               4.   speech therapy;
               5.   respiratory therapy; or
               6.   occupational therapy.

          Home Health Care also means medical or non-medical care provided to an ill, disabled, or infirm person in his or her home for the purpose of meeting the Activities of Daily Living. It may be rendered by persons without professional skills or training working under the supervision of a Home Health Care Agency. Such Home Health Care includes assisting with or in:

               1.   ambulation and exercise;
               2.   self-administered medications;
               3.   reporting changes in the Insured's condition and needs;
               4.   completing appropriate records;
               5.   Maintenance or Personal Care Services;
               6.   Homemaker Services or home health aide services;
               7.   Respite Care services; and
               8. other services needed to maintain or improve the Insured's functional ability.

          Home Health Care does not include services provided to a patient while confined in a hospital, Nursing Facility, Assisted Living Facility, or any other facility which makes a charge for room and board.

          Homemaker Services are Qualified Long Term Care Services that:

               1. are provided by persons without professional skills or training, working under the supervision of a Home Health Care Agency; and
               2.   enable a person to remain in his or her home.

          Respite Care is short-term care which:

               1. is needed in order to maintain the Insured's health and safety; and
               2. provides temporary relief from caregiving duties by a member of the Insured's family or any other person who is the Insured's unpaid, primary caregiver.


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                                Page 9

ADULT DAY CARE
CENTER

               An Adult Day Care Center is an organization that provides a program of Adult Day Care and is state licensed, if the state in which it is located licenses Adult Day Care facilities. If the state does not license such facilities, the Adult Day Care Center must meet the following criteria:

                    1. It must be operated at least 5 days a week for a minimum of eight hours a day, and it may not be an overnight facility; and

                    2. It must maintain a written record for each client that includes a Plan of Care and a record of all services provided; and

                    3. It must have established procedures for obtaining appropriate aid in the event of a medical emergency; and

                    4. It must maintain a client-to-staff ratio of no more than eight to one; and

                    5. Its staff must include a full-time director and one or more Registered Nurses in attendance at least four hours a day during operating hours.

               Adult Day Care is a program for six or more individuals of social and health related services provided during the day in a community group setting for the purpose of supporting frail, impaired elderly, or other disabled adults who can benefit from care in a group setting outside the home.

EXCLUSIONS

               Accelerated Care Benefits will not be paid:

                    1. For Qualified Long Term Care Services incurred before the effective date of this rider;

                    2. For Qualified Long Term Care Services provided by a member of the Insured's immediate family, defined as the Insured's mother, father, sister, brother, child, step-child, spouse, or domestic partner;

                    3. For Qualified Long Term Care Services provided outside the United States and the Dominion of Canada;

                    4. If no charge for Qualified Long Term Care Services is normally made in the absence of insurance; or

                    5.   If Chronic Illness results from:

                         a) an intentionally self-inflicted injury or an attempted suicide; or

                         b) the voluntary taking of any drug not prescribed by a doctor or the willful improper use of any prescribed drug; or

                         c)  alcoholism or drug addiction; or

                         d)  mental or nervous disorders (other than
                             Alzheimer's Disease and other organic brain disorders); or

                         e) committing or attempting to commit an assault or felony or participation in a riot or insurrection; or

                         f) service in any armed forces engaged in war or act of war, whether or not declared; or

                         g) participation in any form of aviation other than as a fare-paying passenger.


National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 10

EFFECT ON POLICY VALUES
--------------------------------------------------------------------------------

          Each Accelerated Care Benefit Payment is a partial prepayment of the Death Benefit of the policy to which this rider is attached.


MONTHLY BENEFIT
RATIO


          A Monthly Benefit Ratio will be calculated in conjunction with every Accelerated Care Benefit payment made under this rider. The Monthly Benefit Ratio associated with any specific payment is:

            1. the Face Amount of the policy and any increase segments in the policy plus the Rider Sum Insured for any Additional Protection Benefit Rider attached to the policy, immediately prior to that payment; minus

            2. the Accelerated Care Benefit payment amount; the result then divided by

            3. the sum specified in item 1 above.


IMPACT ON POLICY
VALUES


          Policy value are changed with each Accelerated Care Benefit payment as follows:

            1. The Benefit Amount is reduced by the amount of each Accelerated
               Care Benefit payment.

            2. The Face Amount of the policy and any increase segments in the policy, the Accumulated Value of the policy, and any Surrender Charges in effect on the policy immediately following any Accelerated Care Benefit payment will be reduced to their respective values immediately preceding that payment times the Monthly Benefit Ratio associated with that payment.


          Each Accelerated Care Benefit payment will be applied to pay a pro rata portion of any debt owed to us on the policy. The outstanding loan balance immediately following any Accelerated Care Benefit payment will be reduced to the outstanding loan balance immediately preceding that payment times the Monthly Benefit Ratio associated with that payment.


          The Minimum Monthly Premium for the policy will be lowered following each Accelerated Care Benefit payment to reflect the reduction in the policy Face Amount.


          The Death Benefit of the policy will also reflect reductions in the policy Face Amount and Accumulated Value following each Accelerated Care Benefit payment.




                                                 National Life Insurance Company
             One National Life Drive * Montpelier, Vermont 05604 * (802) 229-333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 11

IMPACT ON OTHER
RIDERS

               Immediately following any Accelerated Care Benefit payment, the Rider Sum Insured for any Additional Protection Benefit Rider attached to the policy will be reduced to its value immediately preceding that payment times the Monthly Benefit Ratio associated with that payment.

               The Minimum Monthly Premium for any Guaranteed Death Benefit Rider attached to the policy will be lowered following each Accelerated Care Benefit payment to reflect the reduction in the policy Face Amount.

               Riders providing benefits not included in the determination of the Death Benefit will continue unchanged.

COST OF THIS RIDER
--------------------------------------------------------------------------------

MONTHLY COST
OF INSURANCE
CHARGES

               The Monthly Cost of Insurance Charge per $1,000 of Net Amount at Risk for this rider is stated in its Data Section. The Monthly Cost of Insurance Charge per Dollar of Monthly Deduction is also stated in the Data Section. These charges are guaranteed and are not subject to change.

               Monthly deductions from the Accumulated Value of the policy will be assessed for this rider according to the terms of the policy to which this rider is attached.

WAIVER OF
MONTHLY
DEDUCTIONS

               Following the end of an Elimination Period and thereafter while Accelerated Care Benefits are paid under this rider, Monthly Deductions for the policy and all riders attached to the policy will be waived.

               This Waiver of Monthly Deductions will be terminated when the Insured no longer qualifies for the payment of Accelerated Care Benefits. In order to keep this rider in force after the Waiver of Monthly Deductions ends, payment of premiums into the policy may need to be resumed.

               No amount of Monthly Deduction assessed prior to eligibility for benefits under this rider will be reimbursed.



National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 12

UNINTENTIONAL
LAPSE

          This rider is subject to the terms of the Grace Period provision of the policy to which it is attached. This rider will terminate for non-payment of premium according to the provisions of the base policy.

          However, we will not lapse or terminate this rider because the Cash Surrender Value of the policy on a Monthly Policy Date has fallen below the Monthly Deductions due on such date prior to our provision of notice to both the Owner and any individual identified on the Supplemental Application for Long Term Care Benefits for receipt of notices of pending lapsation at the address provided on that application. Such notice will be provided by first class United States mail, postage prepaid, at least 30 days before the effective date of the lapse or termination, and not prior to the thirtieth day following the date the Grace Period began. We will deem such notice received on the fifth day following the date we mail notice.


REINSTATEMENT

          If this rider and the policy to which it is attached terminate following the end of a Grace Period, and it can be shown that the Owner was Chronically Ill prior to the end of the Grace Period, this coverage may be reinstated. The standard of proof of cognitive impairment or loss of functional capacity in determining whether the Owner meets the Chronic Illness criteria for reinstatement shall not be more stringent than those standards applied to the Insured for payment of benefits according to the terms of this rider.

          Such reinstatement must be requested within the first five months after the date of termination, and all requirements stated in the Reinstatement provision of the policy must be satisfied to effect reinstatement. This rider will not be reinstated if request for reinstatement is received more than five months after the date of termination, even if the policy to which this rider is attached is otherwise reinstated in accordance with the terms of the policy.


ADMINISTRATION OF BENEFIT PAYMENTS
--------------------------------------------------------------------------------

ELECTION

          To elect Accelerated Care Benefits, the Owner must complete an Application for Election of Accelerated Benefits. We will provide this Application at the Owner's request. The Owner must provide us with the written consent of any assignee and any irrevocable beneficiaries. We may request that the contract accompany and Application to our Administrative Office.




                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
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9249(0201)                                                               Page 13

PROOF OF
ELIGIBILITY FOR
THE PAYMENT OF
BENEFITS

          We must receive written proof satisfactory to us that the Insured is Chronically Ill. such written proof must include a statement from the Care Coordinator certifying that the Insured is Chronically Ill. We must also receive a copy of the Plan of Care established to address the Insured's Chronic Illness, and documentation of unreimbursed expenses for Qualified Long Term Care Services provided in a Nursing Facility, an Assisted Living Facility, an Adult Day Care Center, or by a Home Health Care Agency.

          We have the right to have the Insured examined by a Licensed Health Care Practitioner of our own choice when and as often as we may reasonably require while payment of Accelerated Care Benefits is pending. Such examinations will be made at our expense.


PROOF OF
CONTINUING
ELIGIBILITY

          We must receive documentation of continuing unreimbursed expenses for Qualified Long Term Care Services within 90 days after the end of each month during which such services were received. If it was not reasonably possible to give us such documentation in the time required, Accelerated Care Benefits will be paid following the tender of such documentation as soon as reasonably possible, and we will not reduce or deny Accelerated Care Benefits on account of the delay. Unless the Owner is not legally capable, this documentation must always be given to us no later than 1 year from the billing date of the unreimbursed costs.

          In addition we must receive written certification from the Care Coordinator that the Insured remains Chronically Ill. We will require this certification no more often than once ever 90 days while Accelerated Care Benefits are being paid.


APPEAL OF
ACCELERATED
CARE BENEFIT
ADMINISTRATION

          We will inform the Owner in writing if payment of Accelerated Care Benefits is denied. The owner will then have the right to appeal our decision by submitting a written statement to us.




National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 14

               Such appeal should include:

                    1. A statement explaining why payment of Accelerated Care Benefits should not be denied; and
                    2. Any additional information that may not have been considered in our review; and
                    3. Contact information for those in possession of pertinent information regarding services rendered to the Insured, including the names, addresses, and phone numbers of any facilities in which care or treatment was provided.

               All requests for additional information will be made at our expense. Upon further evaluation, within 30 days of receipt of the written appeal, we will either:

                    1. overturn the initial denial and pay Accelerated Care Benefits due; or
                    2.   uphold the initial denial.

               We will notify the Owner, or any individual authorized to act on the Owner's behalf, of our appeal determination, and the factors bearing on that determination, in writing.

GENERAL TERMS
--------------------------------------------------------------------------------

CONSIDERATION

               This rider is issued in consideration of the application for this rider and assessment of Monthly Cost of Insurance Charges shown in the Data Section. The rider and a copy of the application for the rider are attached to and made a part of the policy.

TIME LIMIT ON
CERTAIN DEFENSES

               During the first two years following the effective date of this rider, we may deny a claim for benefits or rescind this rider if a misrepresentation was made on the application which is material to our acceptance of the application.

               After this rider has been in force for two years from its effective date, it is incontestable except for relevant facts relating to the Insured's health which were knowingly and intentionally misrepresented. In the event that this rider is rescinded after we have paid benefits, we may recover any payments already made.

                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 15

LEGAL
REQUIREMENTS

               If the Owner is required by law to elect Accelerated Care Benefits to meet the claims of creditors, whether in bankruptcy or otherwise, Accelerated Care Benefits will not be available.

               If the Owner is required by a government agency to elect Accelerated Care Benefits to apply for, obtain, or keep a government benefit or entitlement, Accelerated Care Benefits will not be available.

PERIODIC REPORTS

               Once each month while Accelerated Care Benefits are payable we will provide the Owner with a report detailing the following:

                    1. the amount of Accelerated Care Benefits paid since the
                       prior report; and

                    2. the Face Amount of the policy and any increase segments on the policy, any Surrender Charges in effect on the policy, the Rider Sum Insured of any Additional Protection Benefit Rider to the policy, and the amount of debt to us on the policy to which this rider is attached; and

                    3. the Benefit Amount available for future payment.


TERMINATION

               This rider will terminate at midnight, local time of the community in which the Insured resides, on the earliest of:

                    1. the date on which the Benefit Amount is reduced to zero;
                       or

                    2. the date the policy terminates; or

                    3. the monthly Policy Date following our receipt of the
                       Owner's written request to terminate this rider; or

                    4. the date of the Insured's death.

               When this rider terminates:

                    1. all rights under this rider shall cease; and

                    2. no further cost of insurance charges shall be assessed
                       for this rider; and

                    3. the policy shall be considered separate and complete
                       without this rider.

EXTENSION OF
BENEFITS

               Termination of this rider will be without prejudice to any benefits payable for institutionalization if the institutionalization began while the insurance coverage was in force and continues without interruption after termination. Such Extension of Benefits beyond the period the insurance coverage was in force will be subject to satisfaction of the Elimination Period, is limited to payment of the maximum benefits, and will be subject to all other applicable provisions of this rider.




National Life Insurance Company
One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
________________________________________________________________________________
9249(0201)                                                               Page 16

Signed for National Life Insurance Company at Montpelier, Vermont, as of the effective date of this rider, by



[Signature]
Chairman of the Board
        and
Chief Executive Officer


                                                 National Life Insurance Company
            One National Life Drive * Montpelier, Vermont 05604 * (802) 229-3333
--------------------------------------------------------------------------------
9249(0201)                                                               Page 17